Exhibit 10.20

ORGANON

NON-EMPLOYEE DIRECTOR SAVINGS

PLAN

TABLE OF CONTENTS
ARTICLE I. PURPOSE    1
ARTICLE II. DEFERRALS AND DISTRIBUTION SCHEDULE    1
ARTICLE III. VALUATION OF DEFERRED AMOUNTS    2
ARTICLE IV. REDESIGNATION WITHIN A DEFERRAL ACCOUNT    3
ARTICLE V. PAYMENT OF DEFERRED AMOUNTS    3
ARTICLE VI. DESIGNATION OF BENEFICIARY    4
ARTICLE VII. PLAN AMENDMENT OR TERMINATION    4
ARTICLE VIII. SECTION 409A COMPLIANCE    5

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ORGANON
NON-EMPLOYEE DIRECTOR SAVINGS PLAN

ARTICLE I.
PURPOSE

This Organon Non-Employee Director Savings Plan (“Plan”) provides an unfunded arrangement for directors of Organon & Co., (“Organon” or the “Company”), to value, account for and ultimately distribute amounts deferred mandatorily as described herein. The Plan shall become effective as of June 2, 2021 (the “Effective Date”).

ARTICLE II.
DEFERRALS AND DISTRIBUTION SCHEDULE

A.Mandatory Deferral Amount

1.As of the Friday following the Company’s Annual Meeting of Shareholders or such other date designated by the Board of Directors of Organon (the “Board”) (each such date, a “Mandatory Deferral Date”), each director will be credited with an amount equal to $200,000 and/or such other amount that the Board may approve from time to time (the “Mandatory Deferral Amount”). The Mandatory Deferral Amount will be measured by the Organon Common Stock account.

2.A director newly elected or appointed to the Board after the Mandatory Deferral Date will be credited with a pro-rata portion of the Mandatory Deferral Amount applicable to such director’s first year of service (or part thereof). Such pro-rata portion shall be credited to the director’s account as of the first day of such director’s service.

B.Distribution Schedule

The “Distribution Date” (subject to change as provided below) for all Mandatory Deferral Amounts shall be the 15th day of the month (or, if such day is not a business day, the next business day) of the calendar quarter following the director’s termination of service as a director or, to the extent elected by such director prior to the calendar year that includes the crediting of the applicable Mandatory Deferral Amount, such number of years thereafter as would be permitted for distributions elected under the Organon & Co. U.S. Non-Qualified Savings Plan (the “Executive Deferral Program”).

C.Changes to Distribution Schedule

If and to the extent that participants in the Executive Deferral Program are permitted to make re-deferral elections from time to time, participants in this Plan may elect to defer their Distribution Dates subject to the same restrictions applicable under the Executive Deferral Program; provided, however, that no re-deferral election may have the effect of accelerating a distribution prior to a director’s termination of service or death and all changes shall comply with Section 409A of the Code.

D.Unforeseeable Emergency

The Company shall distribute a participant’s deferred amounts if and to the extent a participant applies to receive a distribution due to an Unforeseeable Emergency as defined in Treas. Reg. Sec. 1.409A-3(i) or successor thereto and the Board determines that the participant is eligible for such a distribution. A participant seeking a hardship distribution must provide the Board or its delegate with sufficient evidence to prove compliance with Treas. Reg. Sec.
1.409A-3(i). Such a participant’s entire account balance (or, if less, the amount needed to satisfy the participant’s need) may be distributed to satisfy such Unforeseeable Emergency without regard to whether it is invested wholly or partially in Organon Common Stock.

ARTICLE III.
VALUATION OF DEFERRED AMOUNTS

A.Organon Common Stock

1.Initial Crediting. Unless otherwise specified by the Board, the Mandatory Deferral Amount shall be used to determine the number of full and partial shares of Organon Common Stock that such amount would purchase at the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on the Mandatory Deferral Date.

This Plan is unfunded. At no time will any shares of Organon Common Stock be purchased or earmarked for such deferred amounts nor will any rights of a shareholder exist with respect to such amounts.

2.Dividends. Each director’s account will be credited with the additional number of full and partial shares of Organon Common Stock that would have been purchasable with the dividends on shares previously credited to the account at the closing price of the Common Stock on the NYSE on the date each dividend was paid.

3.Distributions. Distributions from the Organon Common Stock account will be valued at the closing price of Organon Common Stock on the NYSE as of the Distribution Date.

4.For purposes of valuation of Organon Common Stock, if Organon Common Stock is no longer traded on the NYSE, but is publicly traded on any other exchange, references to NYSE shall mean such other exchange. If Organon Common Stock is not publicly traded and if the Board determines that a measurement of Organon Common Stock on any Mandatory Deferral Date or Distribution Date would not constitute fair market value, then the Board shall decide on the date and method to determine fair market value, which shall be in accord with any requirements set forth under Section 409A or any successor thereto.

B.Adjustments

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, the number and kind of shares or units under this Plan shall be adjusted accordingly.

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ARTICLE IV.
REDESIGNATION WITHIN A DEFERRAL ACCOUNT

A.General

A director may redesignate how his or her account is invested among the Other Investment Alternatives (as defined below) as of any date that is at least six months after termination of the director’s service (a “Redesignation”). A Redesignation affects only the investment alternatives in which the deferral amounts are deemed invested; it does not affect the timing of distributions from the Plan. Deferrals may not be redesignated prior to six months after termination of the director’s service on the Board. Any Redesignation will be effective at the closing price as of (i) the day when the redesignation request is received pursuant to administrative guidelines established by the Office of Secretary or submitted directly by the director to Fidelity via the Fidelity portal, provided the request is received prior to the close of the NYSE on such day or (ii) the next following business day if the request is received when the NYSE is closed.
All investment alternatives other than Organon Common Stock are referred to herein as
“Other Investment Alternatives.”

B.When Redesignation May Occur

1.Post Retirement. After the termination of the director’s service, there is no limit on the number of times a director may Redesignate the portion of his/her deferred account permitted to be Redesignated provided that such designation occurs six months after termination of the director’s service. Each such request shall be irrevocable and can be Redesignated in whole percentages or as a dollar amount.

2.After Death. Following the death of a director, the legal representative or beneficiary of such director may Redesignate subject to the same rules as for active directors set forth in this Article IV.

C.Valuation of Amounts to be Redesignated

The portion of the director’s account to be Redesignated will be valued at its cash equivalent and such cash equivalent will be converted into shares or units of the Other Investment Alternatives. For purposes of such Redesignations, the cash equivalent of the value of the Other Investment Alternative shares shall be the closing net asset value of such Other Investment Alternative as of (i) the day when the Redesignation request is received by the Office of Secretary or submitted directly by the director to Fidelity via the Fidelity portal, provided the request is received prior to the close of the NYSE on such day or (ii) the next following business day if the request is received when the NYSE is closed.

ARTICLE V.
PAYMENT OF DEFERRED AMOUNTS

A.Payment

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All payments to directors of amounts deferred will be in cash as of the Distribution Date. Distributions shall be pro-rata by any Other Investment Alternatives. Distributions shall be paid as soon as administratively feasible after the Distribution Date.

B.Forfeitures

A director’s deferred amount shall be forfeited upon his or her removal as a director or upon a determination by the Board, in its sole discretion that, a director has:

(i)joined the Board of, managed, operated, participated in a material way in, entered employment with, performed consulting (or any other) services for, or otherwise been connected in any material manner with a company, corporation, enterprise, firm, limited partnership, partnership, person, sole proprietorship or any other business entity determined by the Board in its sole discretion to be competitive with the business of the Company, its subsidiaries or its affiliates (a “Competitor”);

(ii)directly or indirectly acquired an equity interest of 5 percent or greater in a Competitor; or

(iii)disclosed any material trade secrets or other material confidential information, including customer lists, relating to the Company or to the business of the Company to others, including a Competitor.

ARTICLE VI.
DESIGNATION OF BENEFICIARY

In the event of the death of a director:

A.The deferred amount at the date of death shall be paid to the last named beneficiary or beneficiaries designated by the director, or, if no beneficiary has been designated, to the legal representative of the director’s estate.

B.A lump sum distribution of any remaining account balance will be made to the director’s beneficiary or estate’s legal representative as soon as administratively feasible following such death, whether or not the director was in service at the time of death or has commenced to receive payments of his or her account balance. The Distribution Date of such a distribution shall be the 15th day of the month (or, if such day is not a business day, the next business day) of the calendar quarter following the date of such death.

ARTICLE VII.
PLAN AMENDMENT OR TERMINATION

The Board shall have the right to amend or terminate this Plan at any time for any reason.

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ARTICLE VIII.
SECTION 409A COMPLIANCE

Anything in the Plan to the contrary notwithstanding, the Plan shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) and shall be interpreted in accordance therewith. Any payment called for under the Plan as of or as soon as administratively feasible on or after a designated date shall be made no later than a date within the same tax year of a director, or within two and one-half months following the date the payment is due hereunder, if later (or such other time as permitted in Treas. Reg. Sec.
1.409A‑3(d) or any successor thereto); provided further, that the director is not permitted to change the taxable year of payment, except in accordance with Article II of the Plan and Section 409A of the Code. Where the Plan’s obligation to pay is unclear, including a dispute about who is the proper beneficiary of a director who dies, payment shall be made as soon as administratively feasible after the Program’s obligation becomes clear and at a time permitted by Treas. Reg. Sec. 1.409A-3(g)(4) or any successor thereto.

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